ARTICLES OF INCORPORATION
                                       OF
                                   EUROTECH, LTD.                FILED
                                                                MAY 26 1995
To: The Department of Consumer                                 BY: [illegible]
      and Regu1atory Affairs
      District of Columbia


         The undersigned, a natural person of the age of eighteen years or older and acting as incorporator for the purpose of organizing a corporation pursuant to the provisions of the District of Columbia Business Corporation Act, does hereby adopt the following Articles of Incorporation,

         FIRST: The name of the corporation (hereinafter called the "Corporation") is EUROTECH, LTD.

         SECOND: The duration of the Corporation shall be perpetual.

         THIRD: The purposes for which the Corporation is organized are as follows:

         To provide international counseling services with respect to all types of infrastructure, strategic development and other projects of whatever nature and description.

         To be a principal, counselor or agent in all types of venture capital transactions.

         To carry on a general mercanti1e, industrial, investing and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants and by-products thereof, to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the Corporation; and

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generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

         To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and, to own, use, hold, sell, convey, exchange, 1ease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

         To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

         (a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

         (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications or origin and ownership granted by or recognized under the laws of the United States of America or of any state of subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

         (c) franchises, licenses, grants and concessions.

         To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the District of Columbia Business Corporation Act.

         FOURTH:

         1. The aggregate number of shares which the Corporation shall have authority to issue is:

            (a) 7,500,000 shares of Class A Common Stock, having a par value of $0.001 per share; and

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            (b) 7,500,000 shares of Class B Common Stock, having a par value of
$0.001 per share.

         2. The holders of the Class A Common Stock shall be entitled to cast one vote for each share of Class A Common Stock held, at all stockholders meetings for all purposes. The holders of the Class B Common Stock shall have no voting rights in respect of such Class B Common Stock.

         3. Any dividend shall be made on a pro rata basis between the holders of the shares of Class A and Class B Common Stock.

         4 Upon liquidation, dissolution or winding up of the Corporation, any distribution or payment shall be made on a pro rata basis between the holders of the shares of Class A and Class B Common Stock.

         FIFTH: The minimum amount of capital with which the Corporation shall commence business shall not be less than one thousand dollars.

         SIXTH: No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         SEVENTH: The following provisions are set forth for the regulation of the interna1 affairs of the Corporation.

         1. The entire Board of Directors or any individual director may be removed from office with or without cause by the shareholders entitled to vote in the election of directors.

         2. The Corporation shall, to the fullest extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may

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be entitled under any By1aw, agreement, vote of shareholders, or otherwise.

         3. No contract or transaction between the Corporation and one or more of its director or officers, or between the Corporation and any other corporation, partnership, association, or other organization or entity in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be deemed by the Corporation to be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or Executive Committee thereof, if any, which authorizes the contract or transaction if:

            (i) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the Executive Committee, if any, and the Board or such Executive Committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, and

            (ii) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

            (iii) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, any such Executive Committee thereof, and the shareholders.

         4. Whenever any provision of the District of Columbia Business Corporation Act shall otherwise require for the approval or authorization of any action the affirmative vote of two-thirds of the outstanding shares, the affirmative vote of a majority of the outstanding shares shall be sufficient for that purpose. Whenever any provision of the Director of Columbia Business corporation Act shall otherwise also require for the approval or authorization of any action the affirmative vote of two-thirds of the outstanding shares of any class of shares, the affirmative vote of a majority of the outstanding shares of each such class shall be sufficient for that purpose.

         EIGHT: The address, including street and number, of the initial registered office of the Corporation in the District of Columbia is c/o The Prentice-Hall Corporation Systems, Inc., 1090 Vermont Avenue N.W., Washington, D.C. 20005; and the name of the initial registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

         NINTH: The number of directors constituting initial Board of Directors of the Corporation is three persons.

         The name and the address, including street number, if any, of each of the persons who are to serve as directors of the Corporation until the first annual meeting of shareholders or until their successors be elected and qualify are as follows:

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                    NAME                                ADDRESS
                    ----                                --------

                Randolph A. Craves                  150 E. 58 Street
                                                    33th F1oor
                                                    New York, New York 10155

                Jacob Ben-Avi                       150 E. 58 Street
                                                    35th Floor
                                                    New York, New York 10155

                 Peter Gulko                        150 E. 58 Street
                                                    35th Floor
                                                    New York, New York 10155



         TENTH: The name and the address, including street and number of the incorporator are as follows:

                    NAME                                ADDRESS
                    ----                                --------

                Kelly Howley                         1090 Vermont Avenue, N.W.
                                                     Washington, D.C. 20005

Signed this 26th day of May, 1995.




                                             /s/ Kelly Howley
                                             ----------------------------
                                             Kelly Howley, Incorporator

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                                                                   FILED
                              ARTlCLES OF AMENDMENT            20 JUN 1996
                                     TO THE                    ------------
                         ARTICLES OF INCORPORATION OF               WLA
                                 EUROTECH, LTD.


                  (After acceptance of subscriptions to shares)

To:      Department of Consumer and Regulatory Affairs
         District of Columbia

         Pursuant to the provisions of Title 29, Chapter 3 of the District of Columbia Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the corporation is Eurotech, Ltd.

SECOND: The following amendment to the Articles of lncorporation of the corporation was adopted by the shareholders of the corporation at a Special Meeting of Shareholders held on June 14, 1996, in the manner prescribed by the Code of Laws of the District of Columbia:

                    "RESOLVED, that the Corporation amend Article FOURTH of its Articles of Incorporation so as to (i) consolidate the two authorized classes of common stock into a single class of common stock which would be designated as "Common Stock," (ii) to increase the total number of shares of Common Stock which the Company is authorized to issue to 50,000,000 shares, (iii) to affect a four-for-one split of the outstanding shares of Common Stock and in connection therewith to reduce the par value per share of Common Stock to $.00025, and (iv) to add a class of preferred stock consisting of one million (1,000,000) shares which the Board of Directors of the Company would have the power to designate in its discretion as it deems necessary, and that said Article FOURTH, as amended, would read as follows:

                    "FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty One Million (51,000,000) shares of which Fifty Million (50,000,000) shares shall be designated as common stock with a par value of $.001 per share and One Million (1,000,000) shares shall be designated as preferred stock with a par value of $.01 per share. Upon the filing of these Articles of Amendment, each outstanding share of Class A Common Stock of the Corporation, $.001 par value per share, shall without any action of the holders thereof, be reclassified and changed into four shares of common stock par value of $.00025 per share.


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          (b) The Corporation is authorized to issue the preferred shares from time to time in one or more series with such designations, relative rights, preference or limitations as shall be fixed by the Board of Directors in the resolution or resolutions providing for the issue of such shares, subject to the limitation, that if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums payable were discharged in full. The Board of Directors is expressly authorized to adopt such resolution or resolutions providing for the issue of such shares from time to time as the Board of Directors, in its discretion, may deem desirable"

THIRD: The number of shares of the corporation outstanding at the time of the adoption of the foregoing amendment was 3,541,700 and the number of shares entitled to vote thereon was 2,873,200.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                    Class                                Number of Shares
                    -----                                ----------------
            Class A Common Stock                             2,873,200
            Class B Common Stock                               -0-

FIFTH: The number of shares which voted for such amendment was 1,637,700, the number of shares which voted against such amendment was 0.

SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was

                   Class                              Number of Shares Voted
                   -----                                For           Against
                                                        ---           --------
          Class A Common Stock                        1,637,700         -0-

SEVENTH: The manner, if not set forth in the amendment, in which any exchange, reclassification or cancellation of issued shares provided forth in the amendment shall be effected, is as follows:

The transfer agent of the corporation's capital stock shall be directed to deliver certificates to shareholders of record on the close of business June 14, 1996 in an


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amount equal to the additional shares of common stock into which their shares are converted as a result of the stock split set forth in the amendment. The corporation intends to cause such certificates to be issued by July 15, 1996.

EIGHT: The manner in which such amendment effects a change in the amount of stated capital, or paid-in surplus, or both, and the amount of stated capital and the padi-in surplus as changed by such amendment, are as follows:

                                      None

Date: June 17, 1996

                                      EUROTECH, LTD.

                                      By: /s/ Randolph Graves, Jr.
                                          -------------------------------------
                                          Randolph Graves, Jr., President

Attest:

/s/ William P. Ruffa
-------------------------------------
William P. Ruffa, Assistant Secretary